UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 18, 2009

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-53174	20-5455968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 South Poplar Street, Suite 101, Wilmington, Delaware 19801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 819-5556

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Registrant’s subsidiary, LEAF Capital Funding III, LLC, as borrower, entered into an Eighth Amendment to Receivables Loan and Security Agreement and Waiver, dated as of June 18, 2009, among LEAF Capital Funding III, as borrower; Morgan Stanley Bank, N.A., as a Class A Lender and as collateral agent; Morgan Stanley Asset Funding Inc., as a Class B Lender; The Royal Bank of Scotland PLC, as a Class A Lender and a Class B Lender.  Other parties to the amendment are LEAF Financial Corporation, as servicer; and Morgan Stanley Capital Servicers Inc., as the qualifying swap counterparty.

The agreement contains a covenant related to the minimum tangible net worth of Resource America, Inc., the parent company of the Registrant’s general partner.  The amendment lowers this covenant and irrevocably waives any covenant failures that would have resulted from Resource America’s tangible net worth being below the previous threshold.  In addition, the amendment eliminates a covenant requiring the servicer or its affiliates to maintain certain available lines of credit.  The amendment also modifies a covenant related to net losses by permitting additional net losses with respect to the receivables due under the contracts pledged to the lenders in this Agreement.

In addition, the borrower agreed to pay down an aggregate of $2.5 million of principal owed to the Class B Lenders over the next six months.  Such payments are scheduled to occur on a monthly basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

By: LEAF Asset Management, LLC, its general partner

Date: June 24, 2009	By: /s/ Robert Moskovitz
Name: Robert Moskovitz
Title: Chief Financial Officer